 Exhibit 99.1

MJ HARVEST, INC. ENTERS INTO AN AGREEMENT TO ACQUIRE A TEN PERCENT OWNERSHIP INTEREST IN BLIP HOLDINGS LLC AND TO CO-DEVELOP BLIP BRANDED PRODUCTS

LAS VEGAS, NV /October 15, 2021 / MJ Harvest, Inc. (“MJHI”) (OTCQB:MJHI) announced today that it and its portfolio company PPK Investment Group, Inc. (“PPK”) entered into an agreement to acquire 10% of Blip Holdings, LLC (“BLIP”), a California-based company that develops and markets THC and cannabis vape products in California under the BLVK Brand. MJHI and PPK have agreed to work with BLIP, as exclusive distributor, to expand the BLVK brand to the states of Oklahoma and South Dakota using PPK’s distribution channels. PPK will also provide manufacturing and packaging of the BLVK products for distribution in Oklahoma and South Dakota. BLIP has agreed to provide PPK and MJHI with technical information, product formulations, and the licensed service marks necessary to promote and distribute the BLVK products. The agreement may be expanded beyond Oklahoma and South Dakota as MJHI and PPK gain presence in other markets. BLIP will also continue its new product development efforts and as new products are commercialized, will add those products to PPK’s distribution channels.

Patrick Bilton, Chief Executive Officer of MJ Harvest commented, “The brand develop agreement with BLIP, and the recently completed brand development agreements with Weedsy, Chronic, Sublime, and Korova provide an excellent opportunity for our company and PPK to build our product offerings and expand our distribution network in the States of Oklahoma and South Dakota. As we develop and perfect our sales and marketing model and our relationships with brands such as BLVK, Weedsy, Chronic, Sublime and Korova, we can offer more products to our customers on each sales call, and we expect to increase our order size and shelf space with our existing and newly developed customer dispensaries. This model also lends itself well to expansion into other states and territories when allowed.”

The initial term of the brand development agreement is 5 years and is renewable for successive 5-year terms at the election of MJHI and PPK, provided certain performance objectives are met. PPK will pay BLIP a royalty of 10% of all net sales of BLIP products sold by MJHI and PPK in the territories covered by the agreement at the time of the sales. MJHI purchased the 10% interest in BLIP with MJHI common stock valued at $100,000 using the closing price of the MJHI shares on the date of the agreement. Additional shares may be issued to BLIP pursuant to a revaluation of the 10% interest no later than the second anniversary of the agreement. The revaluation of BLIP will be calculated as 1x the trailing twelve-month revenues of BLIP in all territories where its products are sold. If MJHI’s 10% investment is revalued at more than $100,000, MJHI will issue additional shares of stock to make up the difference. The revaluation shares will be valued at the closing price of the MJHI common stock on the revaluation date.

Raymond Yang, Chief Executive Officer of Blip commented, “BLIP is excited to launch our proven nicotine vape brand into the THC marketplace. We know there is a large cross-over of our loyal brand following, and we’re pleased to join MJHI/PPK to bring the BLVK brand experience to cannabis consumers.”

About Blip Holdings, LLC

BLIP Holdings is the master licensee of the BLVK brand and formulations for the cannabis market. Since 2016, the BLVK and BLVK Unicorn brands have sold millions of units of vape e-liquids in the nicotine market through smoke shops and retailers in more than 25 countries. Based in Los Angeles, California, BLIP creates and formulates unique cannabis vape products that embody the free-spirited lifestyle of the BLVK brand.

About MJ Harvest Inc.

MJHI cultivates, harvests, manufactures and sells cannabis products through its growing relationship with PPK. PPK sells and markets cannabis flower and edibles throughout Oklahoma and through a joint venture relationship with the Flandreau Santee Sioux Tribe in Flandreau, South Dakota.. MJHI currently owns 25% of PPK with options to acquire up to 100% of PPK Investment Group at any time prior to March 31, 2023, provided any increase in ownership can then be accomplished in accordance with Oklahoma law.

MJHI also acquires and markets products and technologies that are designed to benefit growers and processors in the horticultural and agricultural industries. MJHI launched www.procannagro.com to provide a professionally designed and maintained web-based marketing outlet for the company’s brands and technologies.

Forward-Looking Statements

This press release contains forward-looking statements and information. Although the forward- looking statements in this release reflect the good faith judgment of management, forward- looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. No assurances are, or can be given, that the parties will enter into a definitive agreement for the above-described applicable potential transaction, or that if such agreement is entered into, that the terms of the proposed applicable transaction will not change materially from the terms set forth in the applicable term sheet or that the applicable potential transaction will be consummated. Certain conditions to the closing of the potential transaction are outside of the parties’ control and the parties cannot provide any assurance that the conditions will be satisfied. The Company assumes no obligation to update any forward-looking statement to reflect any event or circumstance that may arise after the date of this release.

CONTACT:

MJ Harvest, Inc.

9205 West Russell Rd., Ste. 240

Las Vegas, NV 89148

Telephone: 954.519.3115

Tcktsllc@earthlink.net @HARVESTMJ